Exhibit 99.1
                                PFS Bancorp, Inc.

                          Second and Bridgeway Streets
                             Aurora, Indiana 47001

                                October 28, 2004


FOR IMMEDIATE RELEASE:


CONTACT:
  Stuart M. Suggs, Corp. Treasurer, COO & CFO
  PFS Bancorp, Inc.
  (812) 926-0631


PFS Bancorp, Inc. Reports Net Earnings For the Quarter and Nine Months Ended September 30, 2004.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq National Market: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the third quarter ended September 30, 2004 of $230,000, or diluted earnings per share of $.16, an increase of $26,000, or 12.7%, from the $204,000 in net earnings, or $.15, of diluted earnings per share recorded for the third quarter ended September 30, 2003. Book value per share totaled $18.58 at September 30, 2004. The book value, or stockholders' equity per share of $18.58 excludes the special dividend of $5.00 per share payable on October 28, 2004 to stockholders of record of October 18, 2004.

The increase in net earnings for the quarter resulted primarily from an $85,000, or 8.9%, increase in net interest income and a $21,000, or 18.9%, increase in other income which were partially offset by a $24,000 increase in the provision for losses on loans, a $44,000, or 6.2%, increase in general, administrative and other expense and a $12,000, or 8.2%, increase in income taxes.

The increase in net interest income for the quarter was primarily attributable to a $12.3 million, or 12.3%, increase in loans receivable and a continued decrease in the Company's cost of funds.

For the nine months ended September 30, 2004, PFS Bancorp, Inc. reported net earnings of $668,000, or diluted earnings per share of $.47, an increase of $46,000, or 7.4%, as compared to the $622,000 in net earnings, or diluted earnings per share of $.45, reported for the nine months ended September 30, 2003.

The increase in net earnings for the nine months ended September 30, 2004 was primarily due to an $136,000, or 4.7%, increase in net interest income and an $88,000, or 30.8%, increase in other income which were partially offset by a $24,000, or 50.0%, increase in the provision for losses on loans, an $129,000, or 6.3%, increase in general, administrative and other expense and a $25,000, or 5.7%, increase in income taxes.

At September 30, 2004, PFS Bancorp, Inc. reported total assets of $127.1 million, an increase of $8.9 million, or 7.5%, compared to total assets at December 31, 2003. The increase in assets was comprised primarily of the aforementioned increase in loans receivable, funded principally by additional advances from the Federal Home Loan Bank totaling $14.5 million. Deposits decreased by $6.5 million, or 7.4%, primarily due to withdrawals from one municipality account.

PFS Bancorp, Inc. is the unitary thrift holding company for Peoples Federal Savings Bank which conducts business from its main office and two branch offices in southeastern Indiana.


                           PFS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                                             September 30,       December 31,
     ASSETS                                           2004               2003
                                               (Unaudited)

Cash and cash equivalents                         $  3,516           $  5,187
Investment securities                                8,512             10,168
Loans receivable                                   112,618            100,293
Other assets                                         2,499              2,625
                                                   -------            -------

     Total assets                                 $127,145           $118,273
                                                   =======            =======

     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                          $ 81,817           $ 88,328
Advances from the FHLB                              16,500              2,000
Other liabilities                                    1,453              1,023
                                                   -------            -------

     Total liabilities                              99,770             91,351

Shareholders' equity                                27,375             26,922
                                                   -------            -------

     Total liabilities and shareholders' equity   $127,145           $118,273
                                                   =======            =======

                           PFS Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except share data)

                                              Nine months ended    Three months ended
                                                 September 30,           June 30,
                                                2004     2003        2004       2003
                                                 (Unaudited)          (Unaudited)
Total interest income                          $4,195   $4,398     $1,453     $1,402

Total interest expense                          1,180    1,519        415        449
                                                -----    -----      -----      -----

        Net interest income                     3,015    2,879      1,038        953

Provision for losses on loans                      72       48         24          -
                                                -----    -----      -----      -----

        Net interest income after provision for
          losses on loans                       2,943    2,831      1,014        953

Other income                                      374      286        132        111

General, administrative and other expense       2,188    2,059        757        713
                                                -----    -----      -----      -----

        Earnings before income taxes            1,129    1,058        389        351

Income taxes                                      461      436        159        147
                                                -----    -----      -----      -----


        NET EARNINGS                           $  668   $  622     $  230     $  204
                                                =====    =====      =====      =====
        EARNINGS PER SHARE
          Basic                                  $.48     $.45       $.16       $.15
                                                  ===      ===        ===        ===
          Diluted                                $.47     $.45       $.16       $.15
                                                  ===      ===        ===        ===